Exhibit 1.

September 7, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated September 7, 1999, of Werner Holding Co.
(DE), Inc. and are in agreement with the statements contained in paragraphs a.(i), a.(ii), a.(iv) and a.(v) on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



                                                            /s/Ernst & Young LLP